UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Inland Western Retail Real Estate Trust, Inc.
(Name of Registrant as Specified In Its Charter)

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SUPPLEMENTAL QUESTIONS AND ANSWERS ABOUT

THE SPECIAL MEETING AND RELATED MATTERS

January 4, 2011

Unless the context otherwise requires, all references herein to “IWEST,” the “Company,” “our,” “we” and “us” relate to Inland Western Retail Real Estate Trust, Inc. and those entities it owns or controls directly or indirectly.

The Board of Directors unanimously recommends that you vote for the proposals described in the proxy statement.  Please vote your shares by authorizing your proxy by telephone, via the Internet or by completing, signing, dating and returning the proxy card previously sent to you with the proxy statement.

We are providing the following questions and answers in order to supplement the proxy statement dated December 8, 2010 that we previously provided to our stockholders in connection with the special meeting of our stockholders to be held on February 24, 2011, which we refer to as the Special Meeting.  Under Maryland law, we are permitted to effectuate a reverse stock split of our common stock at a ratio of up to 10 to one.  The following questions and answers are intended to address questions that stockholders may have regarding the combined effect of the phased-in liquidity program described in the proxy statement and a potential reverse stock split.

Q.              What is a reverse stock split?

A.             A reverse stock split is a combination of all of our outstanding shares of common stock into a fewer number of shares of common stock. Because a reverse stock split would effect all stockholders in the same manner, it would have no effect on the aggregate value of your shares of common stock, your proportional ownership interest in the Company, your voting rights, your right to receive dividends, the total amount of your dividends or your rights upon liquidation.  For example, if you owned 1,000 shares of our existing common stock and we declare a 10 for one reverse stock split, you would own a total of 100 shares after the reverse stock split, but each share would be worth 10 times as much. As a result, the reverse stock split would have no impact on the aggregate value of your shares of common stock. A more detailed illustration of the potential impact of a potential reverse stock split and the phased-in liquidity program described in the proxy statement is described below under “How many shares of stock would I own after the implementation of a reverse stock split and the phased-in liquidity program?”.

Q.              Does our Board currently intend to effectuate a reverse stock split in connection with the initial listing of our existing common stock?

A.             Yes.  Under Maryland law, our Board may effectuate a reverse stock split of our existing common stock at a ratio of up to 10 to one.  The primary purpose of the reverse stock split would be to target an appropriate initial price per share in connection with the listing of our existing common stock.  The success of the listing of our existing common stock may be impacted by the initial price per share of our common stock at the time of listing.  Accordingly, our Board expects to effectuate a reverse stock split in connection with the expected initial listing of our existing common stock in order to increase the likelihood of a successful listing.

Q.              What will the ratio be for the reverse stock split?

A.             Our Board has not determined the ratio for any potential reverse stock split, but it may effectuate a reverse stock split with a ratio of up to 10 to one.  Our Board would likely determine the exact ratio for a reverse stock split in connection with, and shortly before, the expected initial listing of our existing common stock.  Our Board will make this determination, following consultation with its advisors, based on what it believes will be in the best interests of our stockholders at the time.

The ratio for any potential reverse stock split would take into account the expected effect of the phased-in liquidity program that we currently intend to implement. Under this phased-in liquidity program, you would receive three new shares of common stock (Class B-1, Class B-2 and Class B-3) for every one share of common stock that you currently hold. As a result, the combined effect of a 10 to one reverse stock split and the expected phased-in liquidity program would be equivalent to a 2.5 to one reverse stock split (i.e., 10 shares are combined into one in the reverse stock split and then three additional shares are issued as a stock dividend to implement the phased-in liquidity program — so that for every 10 shares held initially, a stockholder will end up with four shares having the same aggregate value as the original 10 shares).  See “How many shares of stock would I own after the implementation of a reverse stock split and the phased-in liquidity program?” below.  As described below, a reverse stock split will have no effect on the aggregate value of your common stock.

Q.              Would a reverse stock split impact the aggregate value of my shares of common stock?

A.             No.  A reverse stock split would have no effect on the aggregate value of your shares of common stock.  Because a reverse stock split effects all holders of common stock equally, it would have no impact on your proportional ownership interest in the Company.  For example, if you held 1,000 shares of our common stock and we effectuated a 10 to one reverse stock split, you would hold 100 shares of our common stock after the reverse stock split.  However, because the reverse stock split applied equally to all shares of our common stock, the total number of shares of our common stock would have been reduced by the same 10 to one ratio (e.g., using shares outstanding as of December 1, 2010, our total outstanding shares would be reduced from 486,345,479 to 48,634,547.9).  As a result, your percentage interest in the Company would remain unchanged.

Q.             Would a reverse stock split effect my rights as a stockholder?

A.             No.  Although a reverse stock split would impact the number of your shares, it would have no effect on your proportional ownership interest in the Company, your voting rights, your right to receive dividends, the total amount of your dividends or your rights upon liquidation.  All current stockholders would be treated the same so that your percentage ownership of the Company would remain the same.

Q.              Which will come first, the phased-in liquidity program or a reverse stock split?

A.             We expect that we would effectuate a reverse stock split prior to the implementation of the phased-in liquidity program.  However, we expect that these actions will occur very close together in time shortly prior to the expected initial listing of our existing common stock.

Q.             How many shares of stock would I own after the implementation of a reverse stock split and the phased-in liquidity program?

A.             The number of shares that you would own will depend on the size of the reverse stock split and the type of phased-in liquidity program that we implement.  As an example, assume that you currently own 1,000 shares of our common stock and assume that these shares are worth $6.85 per share.  The following diagrams illustrate what would occur if we implemented a 10 to one reverse stock split and the phased-in liquidity program that we currently anticipate.

Step 1:  Reverse Stock Split:

Step 2:  Phased-In Liquidity Program:

Shares Owned After Reverse Stock Split and Phased-In Liquidity Program:

Because the reverse stock split and phased-in liquidity program effect all holders of common stock in the same manner, they would have no effect on your proportional ownership interest in the Company. Please note that the foregoing is an illustrative example only, and the actual number and type of shares that you would own after the reverse stock split and implementation of the phased-in liquidity program will be based on the terms established by our Board at the time. For example, if the reverse stock split ratio is different, you may own more or less total shares, but, as in the example above, your proportional ownership interest in the Company would remain the same.

Please note that the assumed value per share prior to the reverse stock split of $6.85 that we have used for purposes of the example above is the estimated annual statement of value for shareholders subject to ERISA as of December 31, 2009 that we included in our Form 8-K filed on January 27, 2010. This value was based on the estimated value of each share of common stock as of December 31, 2009 and may not have reflected the actual value of our shares at that time.  Moreover, we have not updated this estimate since it was originally published and are using it above solely to illustrate the mechanics of a reverse stock split and the currently anticipated phased-in liquidity program.  We are neither reaffirming this estimate as of the date it was originally published nor are we suggesting that it reflects the per share value of our common stock as of any subsequent date, including, without limitation, the date of this supplemental proxy material.

These materials are first being made available to stockholders on or about January 4, 2011.